Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen New York Municipal Value
Fund, Inc.
33-15879
811-5238

A special meeting of the shareholders
of the Nuveen New York Municipal
Value Fund, Inc. was held on July 26,
2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
13,079,062 and
the number of negative votes:  82,201

Proxy materials are herein incorporated
by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007560.